Exhibit 5.1

Our ref Direct tel Email	AEO\629535\3610278v1 +852 2971 3081 alice.ooi@maplesandcalder.com
AirMedia Group Inc.
17/F, Sky Plaza, No. 46
Dongzhimen Wai ST.
Dongcheng District, Beijing
100027, People’s Republic of China
6 January 2010
Dear Sirs
AirMedia Group Inc.
We have examined the Registration Statement on Form S-8 to be filed by AirMedia Group Inc., a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Registrant (the “Shares”) for issuance pursuant to its 2007 Share Incentive Plan (as amended and restated on 9 December 2009) (the “Plan”).
As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the issue of the options to purchase the Shares by the Registrant pursuant thereto. We have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising the issue.
It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and the appropriate entries entered in the Register of Members of the Registrant, the Shares will be legally issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.
Yours faithfully,
/s/ Maples and Calder
Maples and Calder